SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                             CORNELL COMPANIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    219141108
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                                 (CUSIP Number)

                                December 7, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 219141108                    13G                          Page 2 of 12
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton International Limited
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  6    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       7    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          306,163
   OWNED BY       --------------------------------------------------------------
     EACH         8    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  9    SHARED DISPOSITIVE POWER

                       306,163
--------------------------------------------------------------------------------
10  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    306,163
--------------------------------------------------------------------------------
11  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
12  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.3%
--------------------------------------------------------------------------------
13  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 219141108                    13G                          Page 3 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton Equity Growth LLC      22-3682580
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  6    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       7    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          47,616
   OWNED BY       --------------------------------------------------------------
     EACH         8    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  9    SHARED DISPOSITIVE POWER

                       47,616
--------------------------------------------------------------------------------
10  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    47,616
--------------------------------------------------------------------------------
11  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
12  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .5%
--------------------------------------------------------------------------------
13  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 219141108                    13G                          Page 4 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton Equity Growth (BVI) Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  6    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       7    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          126,221
   OWNED BY       --------------------------------------------------------------
     EACH         8    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  9    SHARED DISPOSITIVE POWER

                       126,221
--------------------------------------------------------------------------------
10  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    126,221
--------------------------------------------------------------------------------
11  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
12  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.4%
--------------------------------------------------------------------------------
13  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 219141108                    13G                          Page 5 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton Associates, L.L.C.           22-3430173
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  6    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       7    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          480,000
   OWNED BY       --------------------------------------------------------------
     EACH         8    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  9    SHARED DISPOSITIVE POWER

                       480,000
--------------------------------------------------------------------------------
10  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    480,000
--------------------------------------------------------------------------------
11  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
12  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.2%
--------------------------------------------------------------------------------
13  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 219141108                    13G                          Page 6 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bruce S. Kovner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  6    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       7    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          480,000
   OWNED BY       --------------------------------------------------------------
     EACH         8    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  9    SHARED DISPOSITIVE POWER

                       480,000
--------------------------------------------------------------------------------
10  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    480,000
--------------------------------------------------------------------------------
11  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
12  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.2%
--------------------------------------------------------------------------------
13  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1 (a). Name of Issuer:
            Cornell Companies, Inc.

Item 1 (b). Address of Issuer's Principal Executive Offices:
            1700 West Loop South, Suite 1500
            Houston, TX  77027

Item 2 (a). Name of Person Filing:

            (i)   Caxton International Limited ("Caxton International")

            (ii)  Caxton Equity Growth LLC ("Caxton Equity Growth")

            (iii) Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)")

            (iv) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to Caxton International and Caxton Equity Growth (BVI), and the managing member of Caxton Equity Growth (together with Caxton International, Caxton Equity Growth and Caxton Equity Growth (BVI), the "Caxton Accounts") and, as such, has voting and dispositive power with respect to the investments of the Caxton Accounts.

            (v) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman and sole shareholder of Caxton Corporation. Caxton Corporation is the Manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned by the Caxton Accounts.

Item 2 (b). Address of Principal Business Office or, if None, Residence:

            (i) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.

            (ii) The address of Caxton Equity Growth is c/o Caxton Corporation, 315 Enterprise Drive, Plainsboro, New Jersey 08536.

            (iii) The address of Caxton Equity Growth (BVI) is c/o Prime
                  Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.

            (iv) The address of Caxton Associates is c/o Caxton Corporation, 315 Enterprise Drive, Plainsboro, New Jersey 08536.

            (v) The business address of Mr. Kovner is 667 Madison Avenue, New York, NY 10021.

Item 2 (c). Citizenship:

            (i)   Caxton International is a British Virgin Islands Corporation.

            (ii)  Caxton Equity Growth is a Delaware limited liability company.

            (iii) Caxton Equity Growth (BVI) is a British Virgin Islands
                  Corporation.

            (iv)  Caxton Associates is a Delaware limited liability company.

            (v)   Mr. Kovner is a United States citizen.

Item 2 (d). Title of Class of Securities:

            Common Stock

Item 2 (e). CUSIP No:

            219141108

Item 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

Item 4.     Ownership

            (a)   Amount beneficially owned:

            The amount of shares of Common Stock beneficially owned by Caxton International is 306,163. The amount of shares of Common Stock beneficially owned by Caxton Equity Growth is 47,616. The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) is 126,221. The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 480,000. Mr. Kovner, by reason of being Chairman and sole shareholder of Caxton Corporation, which is the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares.

            (b) Percent of Class: Caxton International beneficially owns 3.3% of the class of Common Stock. Caxton Equity Growth beneficially owns .5% of the class of Common Stock. Caxton Equity Growth (BVI) beneficially owns 1.4% of the class of Common Stock. Caxton Associates is deemed to beneficially own 5.2% of the class of Common Stock. Bruce Kovner is deemed to beneficially own 5.2% of the class of Common Stock.

            (c)   Number of shares as to which Caxton International has:
                  (i)   Sole power to vote or to direct the vote: 0
                  (ii)  Shared power to vote or to direct the vote: 306,163
                  (iii) Sole power to dispose or to direct the disposition: 0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        306,163

                  Number of shares as to which Caxton Equity Growth has:
                  (i)   Sole power to vote or to direct the vote: 0
                  (ii)  Shared power to vote or to direct the vote: 47,616
                  (iii) Sole power to dispose or to direct the disposition: 0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        47,616

                  Number of shares as to which Caxton Equity Growth (BVI) has:
                  (i)   Sole power to vote or to direct the vote: 0
                  (ii)  Shared power to vote or to direct the vote: 126,221
                  (iii) Sole power to dispose or to direct the disposition: 0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        126,221

                  Number of shares as to which Caxton Associates has:
                  (i)   Sole power to vote or to direct the vote: 0
                  (ii)  Shared power to vote or to direct the vote: 480,000
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        480,000

                  Number of shares as to which Mr. Kovner has:
                  (i)   Sole power to vote or to direct the vote: 0
                  (ii)  Shared power to vote or to direct the vote: 480,000
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        480,000

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: December 15, 2000


CAXTON INTERNATIONAL LIMITED

By:   /s/ Maxwell Quinn
   ---------------------------------
Name:  Maxwell Quin
Title: Secretary

By:   /s/ Maxine Taylor Swaine
   ---------------------------------
Name:  Maxine Taylor Swain
Title: Assistant Secretary


CAXTON EQUITY GROWTH LLC

By:   /s/ Scott B. Bernstein
   ---------------------------------
Name:  Scott B. Bernstein
Title: Secretary, Caxton Associates, Manager


CAXTON EQUITY GROWTH (BVI) LTD

By:   /s/ Maxwell Quinn
   ---------------------------
Name:  Maxwell Quin
Title: Secretary

By:   /s/ Scott B. Bernstein
   ---------------------------------
Name:  Scott B. Bernstein
Title: Director


CAXTON ASSOCIATES, L.L.C.

By:   /s/ Scott B. Bernstein
   ---------------------------------
Name:  Scott B. Bernstein
Title: Secretary


         /s/ Bruce S. Kovner
------------------------------------------
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact

                                  Certification

      The undersigned hereby certifies that the shares of Cornell Companies, Inc. purchased on behalf of Caxton International Limited, Caxton Equity Growth LLC and Caxton Equity Growth (BVI) Ltd. were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: December 13, 2000


                                    /s/ Anthony Scolaro
                                    ------------------------------------------
                                    Anthony Scolaro


                                    /s/ Ross Taylor
                                    ------------------------------------------
                                    Ross Taylor

                                                                       Exhibit 1

                           JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)(l)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Dated: December 13, 2000           CAXTON INTERNATIONAL LIMITED

                                   By:  /s/ Maxwell Quin
                                       ---------------------------------------
                                      Name:  Maxwell Quin
                                      Title: Secretary

                                   By:  /s/ Maxine Taylor Swain
                                       ---------------------------------------
                                       Name:  Maxine Taylor Swain
                                       Title: Treasurer


                                    CAXTON EQUITY GROWTH LLC

                                    By:  /s/ Scott B. Bernstein
                                       ---------------------------------------
                                       Name:  Scott B. Bernstein
                                       Title: Secretary, Caxton Associates,
                                              Manager


                                    CAXTON EQUITY GROWTH (BVI) LTD

                                    By: /s/ Maxwell Quin
                                       ---------------------------------------
                                       Name:  Maxwell Quin
                                       Title: Secretary

                                    By: /s/ Scott B. Bernstein
                                       ---------------------------------------
                                       Name:  Scott B. Bernstein
                                       Title: Director


                                    CAXTON ASSOCIATES, L.L.C.

                                    By: /s/ Scott B. Bernstein
                                       ---------------------------------------
                                       Name:  Scott B. Bernstein
                                       Title: Secretary


                                        /s/ Bruce S. Kovner
                                    ------------------------------------------
                                    Bruce S. Kovner, by Scott B. Bernstein as
                                    Attorney-in-Fact